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                                                                      Exhibit 23

                              Accountants' Consent

The Board of Directors
HIE, Inc.

         We consent to incorporation by reference in the registration statements (Registration Nos. 33-99034, 333-08295, 333-08293, 333-08287, 333-08283,
333-08279, 333-08271, 333-52165, 333-52155 and 333-52145) on Form S-8 and the
registration statement (Registration No. 333-55703) on Form S-3 of HIE, Inc. of our reports dated January 26, 1999, relating to the consolidated balance sheets of HIE, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of HIE, Inc.

                                                     KPMG LLP

Atlanta, Georgia
March 29, 1999